Exhibit 99.1

Molina Healthcare Reports First Quarter 2015 Results

LONG BEACH, Calif.--(BUSINESS WIRE)--May 7, 2015--Molina Healthcare, Inc. (NYSE: MOH):

  Net income per diluted share, continuing operations, of $0.56, a significant increase over first quarter 2014 net income per diluted share, continuing operations, of $0.10.
  Adjusted net income per diluted share, continuing operations,1 of $0.71, a significant increase over first quarter 2014 adjusted net income per diluted share, continuing operations,1 of $0.27.
  Total revenue of $3.2 billion, up 53% over first quarter 2014.
  Aggregate membership up 38% over first quarter 2014.
  Unreimbursed health insurer fees and Texas quality revenue reduce income before taxes by approximately $23 million, or $0.29 per diluted share, in the first quarter of 2015.

Molina Healthcare, Inc. (NYSE: MOH) today reported its financial results for the first quarter of 2015.

"We are very pleased with our first quarter results, which represent a down payment on the improved profitability we committed to at our investor day this past February," said J. Mario Molina, M.D., chief executive officer of Molina Healthcare, Inc. "We are off to a very good start in 2015, and remain confident that we can deliver both top-line and bottom-line growth in 2015."

Overview of Financial Results, Continuing Operations

Financial results for the first quarter of 2015 improved markedly over the first quarter of 2014 due to higher revenue, greater administrative cost efficiency, and steady medical care costs. Both income from continuing operations before income tax expense and net income per diluted share, continuing operations, were approximately six times greater in the first quarter of 2015 than in the first quarter of 2014.

Premium revenue increased approximately 53% in the first quarter of 2015 compared with the first quarter of 2014, resulting from:

  An increase of over 38% in enrollment due to growth across all health plan programs.
  An increase of nearly 15% in premium revenue per member per month (PMPM) due to membership growth in programs serving the needs of members with more complex medical conditions for whom the Company receives higher monthly premiums.

Medical care costs as a percent of premium revenue (the "medical care ratio") were consistent with the first quarter of 2014 at 88.7% and improved over the fourth quarter of 2014 medical care ratio of 89.4%. Medical margin (defined as the excess of premium revenue over medical care costs) increased 53% in 2015 over 2014.

General and administrative expenses as a percentage of total revenue (the "general and administrative expense ratio") decreased significantly to 8.1% in the first quarter of 2015 compared with 9.1% in the first quarter of 2014. The decrease in the general and administrative expense ratio would have been even greater but for expenses associated with the start-up of the Company's Puerto Rico health plan, broker commissions and Marketplace fees. Without these costs, the first quarter 2015 general and administrative expense ratio would have been approximately 7.4%.

Health Insurer Fee Update

The Company's results continue to be adversely affected by delays in reimbursement of the Affordable Care Act's Health Insurer Fee (HIF) by some states.

Due to progress made in securing agreements for the reimbursement of the HIF with various state Medicaid agencies in 2014, the Company recognized approximately 73% of the Medicaid-related reimbursement revenue associated with HIF expense in the first quarter of 2015, compared with only 51% in the first quarter of 2014.

Delay in recognition of the HIF expense reimbursement from California, Michigan and Utah reduced income from continuing operations before income tax expense by approximately $16 million, or $0.20 per diluted share in the first quarter of 2015 (per-share amount is on a GAAP and adjusted basis).

The comparable amount of HIF reimbursement not recognized in the first quarter of 2014 was approximately $16 million, which reduced net income per diluted share, continuing operations, by approximately $0.21 per diluted share.

During the first quarter of 2015, the Company did not recognized any of the $20 million of outstanding HIF reimbursement related to 2014.

Texas Health Plan Quality Revenue Update

The Company did not recognize approximately $7 million before income taxes, or $0.09 per diluted share, of the approximately $9 million of quality revenue for 2015 available to the Texas health plan in the first quarter of 2015. This compares with approximately $6 million before income taxes, or $0.08 per diluted share, of the approximately $9 million of quality revenue available to the Texas health plan in the first quarter of 2014.

The Company recognized no Texas quality revenue related to 2014 in the first quarter of 2015. The Company has previously disclosed that approximately $20 million of Texas quality revenue for 2014 has not been recognized because the Company lacks sufficient information to calculate how much it is owed. The Company may be able to recognize additional revenue from 2014 Texas quality incentives in the future, but there can be no assurances in this regard.

Classification of 1.125% Cash Convertible Senior Notes

The Company's 1.125% Notes met the stock price trigger in the quarter ended March 31, 2015, and are convertible to cash through at least June 30, 2015. Because the 1.125% Notes may be converted into cash within 12 months, the $440 million carrying amount is reported in current portion of long-term debt as of March 31, 2015. This has the effect of increasing current liabilities.

Conference Call

The Company's management will host a conference call and webcast to discuss its first quarter results at 5:00 p.m. Eastern time on Thursday, May 7, 2015. The number to call for the interactive teleconference is (212) 231-2905. A telephonic replay of the conference call will be available from 7:00 p.m. Eastern time on Thursday, May 7, 2015, through 6:00 p.m. on Friday, May 8, 2015, by dialing (800) 633-8284 and entering confirmation number 21766384. A live audio broadcast of Molina Healthcare's conference call will be available on the Company's website, www.molinahealthcare.com. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 11 states across the nation and in the Commonwealth of Puerto Rico, Molina currently serves over 3 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at www.molinahealthcare.com.

Notes:

1. Adjusted net income per diluted share, continuing operations, is a non-GAAP financial measure used by management as a supplemental metric in evaluating its financial performance, its financing and business decisions, and in forecasting and planning for future periods. This measure is not determined in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measure, which is diluted net income per share, continuing operations. See below for reconciliations of the Company's non-GAAP measures to the most directly comparable GAAP measures.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This earnings release contains “forward-looking statements” regarding the Company’s plans, expectations, and anticipated future events. Actual results could differ materially due to numerous known and unknown risks and uncertainties. Those known risks and uncertainties include, but are not limited to, the following:

  continuing uncertainties associated with the implementation of the Affordable Care Act, including the full grossed up reimbursement by states of the non-deductible ACA health insurer fee, the Medicaid expansion, the insurance marketplaces, the effect of various implementing regulations, the King v. Burwell case now pending before the Supreme Court, and uncertainties regarding the Medicare-Medicaid dual eligible demonstration programs in California, Illinois, Michigan, Ohio, South Carolina, and Texas;
  management of our medical costs, including seasonal flu patterns and rates of utilization that are consistent with our expectations, and our ability to reduce over time the high medical costs commonly associated with new patient populations;
  federal or state medical cost expenditure floors, administrative cost and profit ceilings, and profit sharing arrangements;
  the interpretation and implementation of at-risk premium rules regarding the achievement of certain quality measures, including 2014 and 2015 at-risk premium rules in the state of Texas;
  cyber-attacks or other privacy or data security incidents resulting in an inadvertent unauthorized disclosure of protected health information;
  the success of our new health plan in Puerto Rico;
  newly FDA-approved specialty drugs such as Sovaldi, Olysio, Harvoni, and other specialty drugs or generic drugs that are exorbitantly priced but not factored into the calculation of our capitated rates;
  significant budget pressures on state governments and their potential inability to maintain current rates, to implement expected rate increases, or to maintain existing benefit packages or membership eligibility thresholds or criteria;
  the accurate estimation of incurred but not paid medical costs across our health plans;
  retroactive adjustments to premium revenue or accounting estimates which require adjustment based upon subsequent developments, including Medicaid pharmaceutical rebates or retroactive premium rate increases;
  efforts by states to recoup previously paid amounts;
  the success of our efforts to retain existing government contracts and to obtain new government contracts in connection with state requests for proposals (RFPs) in both existing and new states;
  the continuation and renewal of the government contracts of both our health plans and Molina Medicaid Solutions and the terms under which such contracts are renewed;
  complications, member confusion, or enrollment backlogs related to the annual renewal of Medicaid coverage;
  government audits and reviews, and any fine, enrollment freeze, or monitoring program that may result therefrom;
  changes with respect to our provider contracts and the loss of providers;
  approval by state regulators of dividends and distributions by our health plan subsidiaries;
  changes in funding under our contracts as a result of regulatory changes, programmatic adjustments, or other reforms;
  high dollar claims related to catastrophic illness;
  the favorable or unfavorable resolution of litigation, arbitration, or administrative proceedings, including pending qui tam actions in Florida and California, and the litigation commenced against us by the state of Louisiana alleging that Molina Medicaid Solutions and its predecessors used an incorrect reimbursement formula for the payment of pharmaceutical claims;
  the relatively small number of states in which we operate health plans;
  our management of a portion of College Health Enterprises’ hospital in Long Beach, California;
  the availability of adequate financing on acceptable terms to fund and capitalize our expansion and growth, repay our outstanding indebtedness at maturity and meet our liquidity needs, including the interest expense and other costs associated with such financing;
  the failure of a state in which we operate to renew its federal Medicaid waiver;
  changes generally affecting the managed care or Medicaid management information systems industries;
  increases in government surcharges, taxes, and assessments;
  public alarm associated with the Ebola virus, measles, or any actual widespread epidemic;
  changes in general economic conditions, including unemployment rates;
  increasing competition and consolidation in the Medicaid industry;

and numerous other risk factors, including those discussed in the Company's periodic reports and filings with the Securities and Exchange Commission. These reports can be accessed under the investor relations tab of the Company's website or on the SEC's website at www.sec.gov. Given these risks and uncertainties, we can give no assurances that the Company's forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by the Company's forward-looking statements will in fact occur, and we caution investors not to place undue reliance on these statements. All forward-looking statements in this release represent the Company's judgment as of May 7, 2015, and we disclaim any obligation to update any forward-looking statements to conform the statement to actual results or changes in the Company's expectations.

MOLINA HEALTHCARE, INC. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2015	2014
	(Amounts in thousands, except net income (loss) per share)
Revenue:
Premium revenue	$2,970,652	$1,940,337
Service revenue	51,858	53,630
Premium tax revenue	95,347	51,693
Health insurer fee revenue	47,948	18,696
Investment income	3,015	1,629
Other revenue	2,303	3,258
Total revenue	3,171,123	2,069,243
Operating expenses:
Medical care costs	2,635,784	1,721,658
Cost of service revenue	35,902	40,657
General and administrative expenses	256,090	188,087
Premium tax expenses	95,347	51,693
Health insurer fee expenses	40,778	22,190
Depreciation and amortization	24,992	20,691
Total operating expenses	3,088,893	2,044,976
Operating income	82,230	24,267
Other expenses, net:
Interest expense	14,876	13,822
Other income, net	(10)	(44)
Total other expenses, net	14,866	13,778
Income from continuing operations before income tax expense	67,364	10,489
Income tax expense	39,223	5,655
Income from continuing operations	28,141	4,834
Income (loss) from discontinued operations, net of tax	12	(336)
Net income	$28,153	$4,498

Diluted net income (loss) per share:
Income from continuing operations	$0.56	$0.10
Loss from discontinued operations	—	(0.01)
Diluted net income per share	$0.56	$0.09

Diluted weighted average shares outstanding	50,071	47,520

Operating Statistics, Continuing Operations:
Medical care ratio (1)	88.7%	88.7%
Service revenue ratio (2)	69.2%	75.8%
General and administrative expense ratio (3)	8.1%	9.1%
Premium tax ratio (1)	3.1%	2.6%
Effective tax rate	58.2%	53.9%
Net income, continuing operations (3)	0.9%	0.2%

____________

(1) Medical care ratio represents medical care costs as a percentage of premium revenue; premium tax ratio represents premium tax expenses as a percentage of premium revenue plus premium tax revenue. Medical care costs include costs incurred for providing long term services and supports (LTSS).

(2) Service revenue ratio represents cost of service revenue as a percentage of service revenue.
(3) Computed as a percentage of total revenue.

MOLINA HEALTHCARE, INC. UNAUDITED CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014
	(Unaudited)
	(Amounts in thousands, except per-share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,870,024	$1,539,063
Investments	1,203,866	1,019,462
Receivables	491,430	596,456
Deferred income taxes	42,631	39,532
Prepaid expenses and other current assets	193,498	50,884
Derivative asset	474,121	—
Total current assets	4,275,570	3,245,397
Property, equipment, and capitalized software, net	344,727	340,778
Deferred contract costs	57,314	53,675
Intangible assets, net	84,702	89,273
Goodwill	272,046	271,964
Restricted investments	101,366	102,479
Derivative asset	—	329,323
Other assets	34,064	44,326
	$5,169,789	$4,477,215

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$1,448,132	$1,200,522
Amounts due government agencies	622,158	527,193
Accounts payable and accrued liabilities	427,644	241,654
Deferred revenue	169,811	196,076
Income taxes payable	10,836	8,987
Current portion of long-term debt	440,632	341
Derivative liability	473,983	—
Total current liabilities	3,593,196	2,174,773
Convertible senior notes	270,836	704,097
Lease financing obligations	161,013	160,710
Lease financing obligations - related party	40,135	40,241
Deferred income taxes	29,267	24,271
Derivative liability	—	329,194
Other long-term liabilities	33,349	33,487
Total liabilities	4,127,796	3,466,773
Stockholders’ equity:
Common stock, $0.001 par value; 150,000 shares authorized; outstanding: 49,908 shares at March 31, 2015 and 49,727 shares at December 31, 2014	50	50
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	398,141	396,059
Accumulated other comprehensive income (loss)	297	(1,019)
Retained earnings	643,505	615,352
Total stockholders’ equity	1,041,993	1,010,442
	$5,169,789	$4,477,215

MOLINA HEALTHCARE, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUING AND DISCONTINUED OPERATIONS

	Three Months Ended March 31,
	2015	2014
	(Amounts in thousands)
Operating activities:
Net income	$28,153	$4,498
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,574	32,994
Deferred income taxes	1,097	(670)
Share-based compensation	5,675	5,596
Amortization of convertible senior notes and lease financing obligations	7,290	6,674
Other, net	3,564	(1,548)
Changes in operating assets and liabilities:
Receivables	105,026	(39,297)
Prepaid expenses and other current assets	(137,278)	(78,023)
Medical claims and benefits payable	247,610	149,754
Amounts due government agencies	94,965	43,265
Accounts payable and accrued liabilities	189,373	58,952
Deferred revenue	(26,265)	24,060
Income taxes	1,849	4,642
Net cash provided by operating activities	553,633	210,897

Investing activities:
Purchases of investments	(438,591)	(142,145)
Proceeds from sales and maturities of investments	255,609	147,370
Purchases of property, equipment, and capitalized software	(24,974)	(17,788)
Increase in restricted investments	(4,612)	(14,381)
Net cash paid in business combinations	(8,006)	—
Other, net	(7,216)	(547)
Net cash used in investing activities	(227,790)	(27,491)

Financing activities:
Contingent consideration liabilities settled	—	(38,119)
Proceeds from employee stock plans	1,089	1,330
Other, net	4,029	857
Net cash provided by (used in) financing activities	5,118	(35,932)
Net increase in cash and cash equivalents	330,961	147,474
Cash and cash equivalents at beginning of period	1,539,063	935,895
Cash and cash equivalents at end of period	$1,870,024	$1,083,369

MOLINA HEALTHCARE, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES

The Company uses two non-GAAP financial measures as supplemental metrics in evaluating its financial performance, making financing and business decisions, and forecasting and planning for future periods. For these reasons, management believes such measures are useful supplemental measures to investors in comparing the Company's performance to the performance of other public companies in the health care industry. These non-GAAP financial measures should be considered as supplements to, and not as substitutes for or superior to, GAAP measures.

The first of these non-GAAP measures is earnings before interest, taxes, depreciation and amortization (EBITDA). The following table reconciles net income, which the Company believes to be the most comparable GAAP measure, to EBITDA.

	Three Months Ended March 31,
	2015	2014
	(Amounts in thousands)
Net income	$28,153	$4,498
Adjustments:
Depreciation, and amortization of intangible assets and capitalized software	29,110	25,914
Interest expense	14,876	13,822
Income tax expense	39,240	5,237
EBITDA	$111,379	$49,471

The second of these non-GAAP measures is adjusted net income, continuing operations (including adjusted net income per diluted share). Effective for the first quarter of 2015, the Company has revised its calculation of adjusted net income, continuing operations. The Company no longer subtracts "depreciation, and amortization of capitalized software" and "share-based compensation" from net income, continuing operations to arrive at adjusted net income, continuing operations. The Company has made this change to better reflect the way in which it evaluates its financial performance, makes financing and business decisions, and forecasts and plans for future periods. All periods presented below conform to this presentation.

The following tables reconcile net income from continuing operations, which the Company believes to be the most comparable GAAP measure, to adjusted net income, continuing operations.

	Three Months Ended March 31,
	2015		2014
	(In thousands, except per diluted share amounts)
Net income, continuing operations	$28,141	$0.56	$4,834	$0.10
Adjustments, net of tax:
Amortization of convertible senior notes and lease financing obligations	4,593	0.09	4,205	0.10
Amortization of intangible assets	2,877	0.06	3,329	0.07
Adjusted net income, continuing operations	$35,611	$0.71	$12,368	$0.27

MOLINA HEALTHCARE, INC. UNAUDITED HEALTH PLANS SEGMENT MEMBERSHIP, CONTINUING OPERATIONS

	March 31, 2015	December 31, 2014	March 31, 2014
Ending Membership by Health Plan:
California	574,000	531,000	418,000
Florida	352,000	164,000	91,000
Illinois	102,000	100,000	5,000
Michigan	256,000	242,000	218,000
New Mexico	222,000	212,000	183,000
Ohio	350,000	347,000	260,000
South Carolina	111,000	118,000	126,000
Texas	268,000	245,000	246,000
Utah	90,000	83,000	80,000
Washington	533,000	497,000	434,000
Wisconsin	107,000	84,000	90,000
	2,965,000	2,623,000	2,151,000
Ending Membership by Program:
Temporary Assistance for Needy Families (TANF), CHIP(1)	1,825,000	1,809,000	1,659,000
Medicaid Expansion(2)	437,000	385,000	133,000
Aged, Blind or Disabled (ABD)	358,000	347,000	310,000
Marketplace(2)	266,000	15,000	8,000
Medicare Special Needs Plans	45,000	49,000	41,000
Medicare-Medicaid Plan (MMP) - Integrated(3)	34,000	18,000	—
	2,965,000	2,623,000	2,151,000

_______________________
(1) CHIP stands for Children's Health Insurance Program.
(2) Medicaid Expansion membership phased in, and Marketplace became available for consumers to access coverage, beginning January 1, 2014.
(3) MMP members who receive both Medicaid and Medicare coverage from the Company. The Company began serving members under this program in the second quarter of 2014.

MOLINA HEALTHCARE, INC. UNAUDITED SELECTED HEALTH PLANS SEGMENT FINANCIAL DATA, CONTINUING OPERATIONS (In thousands, except percentages and per-member per-month amounts)

	Three Months Ended March 31, 2015
	Member Months(1)	Premium Revenue		Medical Care Costs		MCR(2)	Medical Margin
		Total	PMPM	Total	PMPM
California	1,673	$510,544	$305.10	$452,435	$270.37	88.6%	$58,109
Florida	897	310,971	346.46	281,389	313.51	90.5	29,582
Illinois	305	104,145	341.86	89,437	293.58	85.9	14,708
Michigan	756	219,525	290.29	184,763	244.32	84.2	34,762
New Mexico	684	313,656	458.75	291,826	426.82	93.0	21,830
Ohio	1,055	515,087	488.26	413,074	391.56	80.2	102,013
South Carolina	343	91,326	266.42	74,269	216.67	81.3	17,057
Texas	775	381,785	492.38	351,478	453.30	92.1	30,307
Utah	266	77,142	290.27	74,144	278.99	96.1	2,998
Washington	1,563	376,350	240.83	352,374	225.49	93.6	23,976
Wisconsin	302	60,342	199.61	48,709	161.13	80.7	11,633
Other(3)	—	9,779	—	21,886	—	—	(12,107)
	8,619	$2,970,652	$344.65	$2,635,784	$305.80	88.7%	$334,868

	Three Months Ended March 31, 2014
	Member Months(1)	Premium Revenue		Medical Care Costs		MCR(2)	Medical Margin
		Total	PMPM	Total	PMPM
California	1,254	$277,642	$221.42	$237,344	$189.28	85.5%	$40,298
Florida	270	105,166	389.67	93,461	346.30	88.9	11,705
Illinois	14	15,171	1,078.41	14,494	1,030.28	95.5	677
Michigan	648	173,496	267.58	135,320	208.70	78.0	38,176
New Mexico	549	225,068	410.00	196,409	357.79	87.3	28,659
Ohio	772	278,295	360.62	237,328	307.53	85.3	40,967
South Carolina	394	96,020	243.41	90,262	228.82	94.0	5,758
Texas	749	320,096	427.27	292,958	391.05	91.5	27,138
Utah	246	78,654	319.96	67,200	273.37	85.4	11,454
Washington	1,276	323,461	253.48	298,107	233.61	92.2	25,354
Wisconsin	274	38,528	140.67	28,809	105.19	74.8	9,719
Other(3)	—	8,740	—	29,966	—	—	(21,226)
	6,446	$1,940,337	$301.00	$1,721,658	$267.08	88.7%	$218,679

____________
(1) A member month is defined as the aggregate of each month's ending membership for the period presented.
(2) The MCR represents medical costs as a percentage of premium revenue.
(3) "Other" medical care costs include primarily medically related administrative costs at the parent company, and direct delivery costs.

MOLINA HEALTHCARE, INC. UNAUDITED SELECTED HEALTH PLANS SEGMENT FINANCIAL DATA, CONTINUING OPERATIONS (In thousands, except percentages and per-member per-month amounts)

	Three Months Ended March 31, 2015(1)
	Member Months(2)	Premium Revenue		Medical Care Costs		MCR(3)	Medical Margin
		Total	PMPM	Total	PMPM
TANF and CHIP	5,479	$972,039	$177.40	$896,826	$163.67	92.3%	$75,213
Medicaid Expansion	1,274	506,896	397.99	393,031	308.59	77.5	113,865
ABD	1,051	940,268	894.70	862,520	820.72	91.7	77,748
Marketplace	582	193,511	332.52	156,314	268.60	80.8	37,197
Medicare	131	133,335	1,013.66	128,497	977.09	96.4	4,838
MMP	102	224,603	2,206.17	198,596	1,950.71	88.4	26,007
	8,619	$2,970,652	$344.65	$2,635,784	$305.80	88.7%	$334,868

_______________________
(1) Three months ended March 31, 2014 data not presented due to lack of comparability.
(2) A member month is defined as the aggregate of each month's ending membership for the period presented.
(3) The MCR represents medical costs as a percentage of premium revenue

The following tables provide the details of the Company’s medical care costs from continuing operations for the periods indicated:

	Three Months Ended March 31,
	2015			2014
	Amount	PMPM	% of Total	Amount	PMPM	% of Total
Fee for service	$1,948,305	$226.04	73.9%	$1,181,061	$183.21	68.6%
Pharmacy	351,198	40.75	13.3	286,628	44.46	16.7
Capitation	216,325	25.10	8.2	169,439	26.28	9.8
Direct delivery	26,771	3.11	1.0	22,021	3.42	1.3
Other	93,185	10.80	3.6	62,509	9.71	3.6
	$2,635,784	$305.80	100.0%	$1,721,658	$267.08	100.0%

The following table provides the details of the Company's medical claims and benefits payable as of the dates indicated:

	March 31, 2015	December 31, 2014
Fee-for-service claims incurred but not paid (IBNP)	$1,089,903	$870,429
Pharmacy payable	84,180	71,412
Capitation payable	47,171	28,150
Other (1)	226,878	230,531
	$1,448,132	$1,200,522

______________________

(1) “Other” medical claims and benefits payable include amounts payable to certain providers for which the Company acts as an intermediary on behalf of various state agencies without assuming financial risk. Such receipts and payments do not impact the Company’s unaudited consolidated statements of income. As of March 31, 2015 and December 31, 2014, the Company had recorded non-risk provider payables of approximately $105.4 million and $119.3 million, respectively.

MOLINA HEALTHCARE, INC.
UNAUDITED CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE
(Dollars in thousands, except per-member amounts)

The Company’s claims liability includes an allowance for adverse claims deviation based on historical experience and other factors including, but not limited to, variations in claims payment patterns, changes in utilization and cost trends, known outbreaks of disease, and large claims. The Company’s reserving methodology is consistently applied across all periods presented. The amounts displayed for “Components of medical care costs related to: Prior period” represent the amount by which the Company’s original estimate of claims and benefits payable at the beginning of the period were more than the actual amount of the liability based on information (principally the payment of claims) developed since that liability was first reported. The following table presents the components of the change in medical claims and benefits payable from continuing and discontinued operations combined for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31, 2014
	2015	2014

Medical claims and benefits payable, beginning balance	$1,200,522	$669,787	$669,787
Components of medical care costs related to:
Current period	2,771,588	1,773,332	8,122,885
Prior period (1)	(135,833)	(50,904)	(45,979)
Total medical care costs	2,635,755	1,722,428	8,076,906

Change in non-risk provider payables	(13,914)	(28,560)	(31,973)
Payments for medical care costs related to:
Current period	1,647,981	1,172,672	7,064,427
Prior period	726,250	371,442	449,771
Total paid	2,374,231	1,544,114	7,514,198
Medical claims and benefits payable, ending balance	$1,448,132	$819,541	$1,200,522

Benefit from prior period as a percentage of:
Balance at beginning of period	11.3%	7.6%	6.9%
Premium revenue, trailing twelve months	1.4%	0.8%	0.5%
Medical care costs, trailing twelve months	1.5%	0.9%	0.6%

Fee-For-Service Claims Data:
Days in claims payable, fee for service	51	46	49
Number of members at end of year	2,965,000	2,151,000	2,623,000
Number of claims in inventory at end of year	319,300	287,300	307,700
Billed charges of claims in inventory at end of year	$848,200	$517,300	$718,500
Claims in inventory per member at end of year	0.11	0.13	0.12
Billed charges of claims in inventory per member at end of year	$286.07	$240.49	$273.92
Number of claims received during the year	8,635,500	5,986,000	27,597,000
Billed charges of claims received during the year	$9,891,800	$6,354,000	$30,315,600

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(1) The benefit from prior period development of medical claims and benefits payable for the three months ended March 31, 2015, included approximately $25 million relating to programs that contain medical cost floor or corridor provisions. Accordingly, premium revenue for the three months ended March 31, 2015, was reduced by the same amount.

MOLINA HEALTHCARE, INC. HEALTH INSURER FEE DETAILS BY HEALTH PLAN (In thousands)

	HIF Reimbursement Revenue, Gross(1)
	Three Months Ended March 31, 2015		Year Ended Dec. 31, 2015
	Recognized	Necessary for Full Reimbursement	Necessary for Full Reimbursement
2015 HIF:
California	$—	$7,724	$30,898
Florida	2,027	2,027	8,108
Illinois	965	965	3,861
Michigan	—	6,998	27,993
New Mexico	7,539	7,539	30,157
Ohio	11,936	11,936	47,743
South Carolina	3,053	3,053	12,214
Texas	5,839	5,839	23,357
Utah	—	1,453	5,813
Washington	10,951	10,951	43,802
Wisconsin	1,126	1,126	4,505
Subtotal, Medicaid	43,436	59,611	238,451
Marketplace	398	398	1,586
Medicare	5,702	5,702	22,801
	$49,536	$65,711	$262,838

Recognized in:
Health insurer fee revenue	$47,948
Premium tax revenue	1,588
	$49,536

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(1) Amounts in the table include the Company's estimate of the full economic impact of the excise tax including premium tax and the income tax effect.

CONTACT:
Molina Healthcare, Inc.
Investor Relations:
Juan José Orellana, 562-435-3666, ext. 111143